PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY

PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

Supplement dated October 30, 2019
to Prospectuses dated April 29, 2019

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information.

This supplement contains information about one additional variable investment option available for your Annuity if your Annuity is issued based on an application signed on or after November 18, 2019 and unless you elect any optional death benefit for your Annuity. As noted below, this variable investment option is available whether or not you elect an optional living benefit for your Annuity. It is not available if you elect any optional death benefit for your Annuity.

The following changes are made to the Prospectus:

•	The list entitled “VARIABLE INVESTMENT OPTIONS” at the beginning of the Prospectus is amended by adding the AST Dimensional Global Core Allocation Portfolio.

•	The footnote below is added to the footnotes that follow the list entitled “Variable Investment Options”
*Available for Annuities issued based on applications signed on or after November 18, 2019.The variable investment option is available whether or not an optional living benefit is elected for your Annuity but is not available if you elect any optional death benefit for your Annuity.

•
The annual expenses for the AST Dimensional Global Core Allocation Portfolio are shown below. The tables captioned “AVAILABLE UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES IF AN OPTIONAL LIVING BENEFIT IS NOT ELECTED” and “AVAILABLE UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES IF AN OPTIONAL LIVING BENEFIT IS ELECTED” in the “SUMMARY OF CONTRACT FEES AND CHARGES” section of the Prospectus are supplemented with the information about the Portfolio shown below:

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Dimensional Global Core Allocation Portfolio1, *	0.68%	0.06%[2]	0.25%	0.00%	0.00%	0.25%	1.24%	0.36%	0.88%

[1]	The Portfolio will commence operations on or about November 18, 2019.

[2]
Other expenses (which include expenses for accounting and valuation services, custodian fees, audit fees, legal fees, transfer agency fees, fees paid to Independent Trustees, and certain other miscellaneous items) are estimated. Estimate based in part on assumed average daily net assets of $250 million for the Portfolio for the fiscal period ending December 31, 2020.

*
The Manager has contractually agreed to waive a portion of its investment management fee equal to the subadvisory fee waiver due to investments in the underlying portfolios managed by the subadviser or an affiliate of the subadviser until June 30, 2021. The decision to renew, modify or discontinue the arrangement after June 30, 2021 will be subject to review and approval by the Board. The Manager has also contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser) (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.88% of the Portfolio’s average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

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•
In the “INVESTMENT OPTIONS” section of the Prospectus, information pertaining to the AST Dimensional Global Core Allocation Portfolio is added to the tables of information captioned “PORTFOLIOS AVAILABLE IF AN OPTIONAL LIVING BENEFIT IS NOT ELECTED” and “LIMITATIONS WITH OPTIONAL LIVING BENEFITS”:

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Dimensional Global Core Allocation Portfolio	Seeks to achieve long-term capital appreciation	PGIM Investments LLC Dimensional Fund Advisors LP

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

PPRTBSUP2

PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY B SERIESSM
PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY C SERIESSM

PRUDENTIAL PREMIER® ADVISORSM VARIABLE ANNUITY SERIES

PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

Supplement dated October 30, 2019
to Prospectuses dated April 29, 2019

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information.

This supplement contains information about one additional variable investment option available for your Annuity if your Annuity is issued based on an application signed on or after November 18, 2019 and unless you elect any optional death benefit for your Annuity. As noted below, this variable investment option is available whether or not you elect an optional living benefit for your Annuity. It is not available if you elect any optional death benefit for your Annuity; not all contracts offer optional death benefits.

The following changes are made to the Prospectus:

•	The list entitled “VARIABLE INVESTMENT OPTIONS” at the beginning of the Prospectus is amended by adding the AST Dimensional Global Core Allocation Portfolio*.

•	The footnote below is added to the footnotes that follow the list entitled “Variable Investment Options”

*Available for Annuities issued based on applications signed on or after November 18, 2019.The variable investment option is available whether or not an optional living benefit is elected for your Annuity but is not available if you elect any optional death benefit for your Annuity (not all contracts offer optional death benefits).

•
The annual expenses for the AST Dimensional Global Core Allocation Portfolio are shown below. The table captioned “UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES” in the “SUMMARY OF CONTRACT FEES AND CHARGES” section of the Prospectus is supplemented with the information about the Portfolio shown below:

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Dimensional Global Core Allocation Portfolio1 *	0.68%	0.06%[2]	0.25%	0.00%	0.00%	0.25%	1.24%	0.36%	0.88%

[1]	The Portfolio will commence operations on or about November 18, 2019.

[2]
Other expenses (which include expenses for accounting and valuation services, custodian fees, audit fees, legal fees, transfer agency fees, fees paid to Independent Trustees, and certain other miscellaneous items) are estimated. Estimate based in part on assumed average daily net assets of $250 million for the Portfolio for the fiscal period ending December 31, 2020.

*The Manager has contractually agreed to waive a portion of its investment management fee equal to the subadvisory fee waiver due to investments in the underlying portfolios managed by the subadviser or an affiliate of the subadviser until June 30, 2021. The decision to renew, modify or discontinue the arrangement after June 30, 2021 will be subject to review and approval by the Board. The Manager has also contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser) (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.88% of the Portfolio’s average daily net assets through June 30, 2021. Expenses waived/reimbursed by the Manager may be recouped by the

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Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.

•
In the “INVESTMENT OPTIONS” section of the Prospectus, information pertaining to the AST Dimensional Global Core Allocation Portfolio is added to the table of information about the Portfolios as follows:

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST Dimensional Global Core Allocation Portfolio	Seeks to achieve long-term capital appreciation	PGIM Investments LLC Dimensional Fund Advisors LP
PGIM Investments LLC manages each of the portfolios of the Advanced Series Trust (AST). AST Investment Services, Inc. serves as co-manager, along with PGIM Investments LLC to many of the portfolios of AST.

•	In the “LIMITATIONS WITH OPTIONAL LIVING BENEFITS” section of the Prospectus, the AST Dimensional Global Core Allocation Portfolio is added to the list of “Permitted Sub-accounts.”

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

GENPRODSUP4